MONTANA-DAKOTA UTILITIES CO.
EXECUTIVE INCENTIVE COMPENSATION PLAN
____________________________________________________________

I.      PURPOSE
The purpose of the Executive Incentive Compensation Plan (the "Plan") is to provide an incentive for key executives of Montana-Dakota Utilities Co. to focus their efforts on the achievement of challenging and demanding corporate objectives. The Plan is designed to reward successful corporate performance as measured against specified performance goals as well as exceptional individual performance. When utility performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives. In this Plan, MDU Resources Group, Inc. is defined as the "Company" while Montana-Dakota Utilities Co. is defined as the "Utility Company."

II.     BASIC PLAN CONCEPT
The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives. A target incentive award for each individual within the Plan is established based on the position level and actual base salary, provided, however, that the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion, may, instead of actual base salary, use the assigned salary grade market value (midpoint) (“Salary”). The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year. Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Plan Participants to achieve the specified performance goals. Therefore, in its review of corporate performance the Committee, in consultation with the Chief Executive Officer of the Company, may modify the performance targets. However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

III.     ADMINISTRATION
The Plan shall be administered by the Committee with the assistance of the Chief Executive Officer of the Company. The Committee shall approve annually, prior to the beginning of each Plan Year, the list of eligible Participants, and the target incentive award level for each position within the Plan. The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during that Plan Year. The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
The Board of Directors of the Company may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

IV.     ELIGIBILITY
Executives who are determined by the Committee to have a key role in both the establishment and achievement of Utility Company objectives shall be eligible to participate in the Plan.
Nothing in the Plan shall interfere with or limit in any way the right of the Utility Company to terminate any Participant’s employment at any time, for any reason or no reason in the Utility Company’s sole discretion, or confer upon any Participant any right to continue in the employment of the Utility Company. No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

V.     PLAN PERFORMANCE MEASURES
Performance measures shall be established that consider shareholder and customer interests. These measures shall be evaluated annually based on achievement of specified goals.
The performance measure reflective of shareholders’ interest will be the percentage attainment of corporate goals, as determined each year by the Committee. This measure may be applied at the corporate level for individuals whose major or sole impact is Utility Company-wide, or at the business unit level for individuals whose major or sole impact is on business unit results.
Individual performance will be assessed based on the achievement of annually established individual objectives.
Threshold, target and maximum award levels will be established annually for each performance measure and business unit. The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VI.     TARGET INCENTIVE AWARDS
Target incentive awards will be expressed as a percentage of each Participant’s Salary. These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Utility Company’s or business unit’s objectives. An exhibit showing the target awards as a percentage of Salary for eligible positions will be attached to this Plan at the beginning of each Plan Year.

VII.    INCENTIVE FUND DETERMINATION
The target incentive fund is the sum of the individual target incentive awards for all eligible Participants. Once the incentive targets have been determined by the Committee, a target incentive fund shall be established and accrued ratably by the Utility Company. The incentive fund and accruals may be adjusted during the year.
At the close of each Plan Year, the Chief Executive Officer of the Company will prepare an analysis showing the Utility Company's and business unit's performance in relation to each of the performance measures employed. This will be provided to the Committee for review and comparison to threshold, target and maximum performance levels. In addition, any recommendations of the Chief Executive Officer will be presented at this time. The Committee will then determine the amount of the target incentive fund earned.

VIII.   INDIVIDUAL AWARD DETERMINATION
Each individual Participant's award will be based first upon the level of performance achieved by the Utility Company or business unit and secondly based upon the individual's performance. The performance measures applicable for assessing individual performance will be established at the beginning of each Plan Year. The assessment by the Committee, after consultation with the Chief Executive Officer, of achievement relative to the established performance measures, as determined by a percentage from 0 percent to 200 percent, will be applied to the Participant's target incentive award which has been first adjusted for Utility Company or business unit performance.

IX. PAYMENT OF AWARDS
Except as provided below or as otherwise determined by the Committee, in order to receive an award under the Plan, the Participant must remain in the employment of the Utility Company or business unit for the entire Plan Year. If a Participant terminates employment with the Utility Company pursuant to a mandatory retirement provision in the Utility Company’s Bylaws that provides for mandatory retirement of certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision), and if the Participant's 65th birthday occurs during the Plan Year, determination of whether the performance measures have been met will be made at the end of the Plan Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs. An individual Participant who transfers between the Utility Company and the Company or any business unit of the Company may receive a prorated award at the discretion of the Committee. Payments made under this Plan will not be considered part of compensation for pension purposes. Payments when made will be in cash. Incentive awards may be deferred if the appropriate elections have been executed prior to the end of the Plan Year. Deferred amounts will accrue interest at a rate determined annually by the Committee.
In the event of a "Change in Control" (as defined by the Committee in its Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment. In the event the Participant files suit to collect the Participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by the Utility Company in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

X.      ACCOUNTING RESTATEMENTS
This Section X shall apply to incentive awards granted to all Participants in the Plan. Notwithstanding anything in the Plan or the Plan's Rules and Regulations to the contrary, if the Utility Company's audited financial statements are restated, the Committee may, in accordance with the Company's Guidelines for Repayment of Incentives Due to Accounting Restatements, take such actions as it deems appropriate (in its sole discretion) with respect to
(a) unpaid incentive awards under the Plan (including incentive awards relating to completed Plan Years, but with respect to which payments have not yet been made or deferred) ("Outstanding Awards") and
(b) prior incentive awards that were paid (or deferred) within the 3 year period preceding the restatement ("Prior Awards"), provided such Prior Awards were not paid prior to the date the Plan was amended to add this Section X, if the calculation of the amounts payable, paid or deferred under such awards are, or would have been, directly impacted by the restatement, including, without limitation, (i) securing (or causing to be secured) repayment of some or all payments made pursuant to (or deferrals relating to) Prior Awards, (ii) making (or causing to be made) additional payments (or crediting additional deferrals), (iii) reducing or otherwise adjusting the amount payable pursuant to Outstanding Awards and/or (iv) causing the forfeiture of Outstanding Awards. The Committee may, in its sole discretion, take different actions pursuant to this Section X with respect to different awards, different Participants (or beneficiaries) and/or different classes of awards or Participants (or beneficiaries). The Committee has no obligation to take any action permitted by this Section X. The Committee may consider any factors it chooses in taking (or determining whether to take) any action permitted by this Section X, including, without limitation, the following:
(A) The reason for the restatement of the financial statements;
(B) The amount of time between the initial publication and subsequent restatement of the financial statements; and
(C) The Participant's current employment status, and the viability of successfully obtaining repayment.
If the Committee requires repayment of all or part of a Prior Award, the amount of repayment may be based on, among other things, the difference between the amount paid to the individual and the amount that the Committee determines in its sole discretion should have been paid based on the restated results. The Committee shall determine whether repayment shall be effected (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be provided to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Additionally, by accepting an incentive award under the Plan, Participants acknowledge and agree that the Committee may take any actions permitted by this Section X with respect to Outstanding Awards to the extent repayment is to be made pursuant to another plan, program or arrangement maintained by the Company or any of its affiliates.

MONTANA-DAKOTA UTILITIES CO.
EXECUTIVE INCENTIVE COMPENSATION PLAN
RULES AND REGULATIONS

The Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (the "Company") adopted Rules and Regulations for the administration of the Executive Incentive Compensation Plan (the "Plan") on February 9, 1983, following adoption of the Plan by the Board of Directors of the Company on November 4, l982.

I. DEFINITIONS
The following definitions shall be used for purposes of these Rules and Regulations and for the purposes of administering the Plan:

1.	The "Committee" shall be the Compensation Committee of the Board of Directors of the Company.

2.	The "Company" shall refer to MDU Resources Group, Inc. alone and shall not refer to its utility division or to any of its subsidiary corporations.

3.	The "Utility Company" shall refer to Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc.

4.	"Participants" for any Plan Year shall be those executives who have been approved by the Committee as eligible for participation in the Plan for such Plan Year.

5.	"Payment Date" shall be the date set by the Committee for payment of awards, other than those awards deferred pursuant to Section IX of the Plan and Section VII of these Rules and Regulations.

6.	The "Plan" shall refer to the Executive Incentive Compensation Plan.

7.	The "Plan Year" shall be the calendar year.

8.
"Change in Control" shall mean the earlier of the following to occur: (a) the public announcement by the Company or by any person (which shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) ("Person") that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (17 C.F.R. 240.12b-2)) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock of the Company then outstanding; (b) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock of the Company; (c) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (17 C.F.R. 240.14a-101, item 6(e)); (d) a proposed change in the constituency of the Board of Directors of the Company such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the shareholders of the Company of each new Director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were members of the Board of Directors of the Company at the beginning of the period; (e) the sale or other disposition of all or substantially all of the assets of the Utility Company, other than to a subsidiary of the Company; or (f) any other event which shall be deemed by a majority of the Compensation Committee of the Board of Directors of the Company to constitute a "Change in Control."

9.	The "Prime Rate" shall be the base rate on corporate loans posted by at least 75 percent of the nation's largest banks as reported in The Wall Street Journal.

10.	“Retirement” means the later of the day the Participant attains age 55 or the day the Participant ceases to be an employee of the Company, its utility division or any of its subsidiary corporations.

II.     ADMINISTRATION

1.	The Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

2.	No member of the Committee shall participate in a decision as to their own eligibility for, or award of, an incentive award payment.

3.	Prior to the beginning of each Plan Year, the Committee shall approve a list of eligible executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

4.
Prior to the beginning of each Plan Year, the Committee shall approve an Annual Operating Plan. The Annual Operating Plan shall include the Plan's performance measures and target incentive award levels for each salary grade covered by the Plan for the following Plan Year. The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during the Plan Year. The Annual Operating Plan, insofar as it is relevant to each individual Participant, shall be made available by the Committee to each Participant in the Plan at the beginning of each Plan Year.

5.
The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year. However, unless the Plan's performance objectives are met for the Plan Year, no award shall be made for that Plan Year. Performance targets modified pursuant to Section II of the Plan will be deemed performance targets for purposes of determining whether or not these targets have been met.

III.   PLAN PERFORMANCE MEASURES

1.
The Committee shall establish the percentage attainment of corporate performance measure and the percentage attainment of individual goals measure. The Committee may establish more or fewer performance measures as it deems necessary.

2.
The corporate performance measure may be set by reference to earnings, return on invested capital or any other measure or combination of measures deemed appropriate by the Committee. It may be established for the Utility Company or for the individual business unit.

3.	Individual performance will be assessed based on the achievement of annually established individual objectives.

4.
Plan performance measures may be applied at the corporate level for individuals whose major or sole impact is Utility Company-wide, or at the business unit level for individuals whose major or sole impact is on the business unit results. The Annual Operating Plan shall contain a list of individuals to whom the Plan performance measures will be applied at the corporate level and a list of those individuals for whom the Plan performance measures will be applied at the business unit level. The relevant business unit for each individual will be identified.

5.
The Committee shall set threshold, target and maximum award levels for the performance measures, for each business unit, and for the Utility Company. Those levels shall be included in the Annual Operating Plan.

6.	The Committee will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV.   TARGET INCENTIVE AWARDS

1.	Target incentive awards will be a percentage of each Participant’s Salary, as defined in the Plan.

2.	Target incentive awards shall be set by the Committee annually and will be included in the Annual Operating Plan.

V.    INCENTIVE FUND DETERMINATION

1.	The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

2.
Once individual incentive targets have been determined, a target incentive fund shall be established and accrued ratably by the Utility Company. The incentive fund and accruals may be adjusted during the year.

3.
As soon as practicable following the close of each Plan Year, the Chief Executive Officer will provide the Committee with an analysis showing the Utility Company's and each relevant business unit's performance in relation to the performance measures. The Committee will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

4.	In determining the actual incentive fund, the Committee may consider any recommendations of the Chief Executive Officer.

VI.     INDIVIDUAL AWARD DETERMINATION

1.
The Committee shall have the sole discretion to determine each individual Participant's award. The Committee's decision will be based first upon the level of performance achieved by the Utility Company or business unit and second upon the individual's performance.

2.
The Committee, after consultation with the Chief Executive Officer, shall set the award as a percentage from 0 percent to 200 percent of the Participant's target incentive award, adjusted for Utility Company or business unit performance.

VII.    PAYMENT OF AWARDS

1.	On the date the Committee determines the awards to be made to individual Participants, it shall also establish the Payment Date.

2.
Except as provided below or as the Committee otherwise determines, in order to receive an award under the Plan, a Participant must remain employed by the Utility Company or one of its business units for the entire Plan Year.

3.
If a Participant terminates employment with the Utility Company pursuant to a mandatory retirement provision in the Utility Company’s Bylaws that provides for mandatory retirement of certain officers on their 65th birthday (or terminates employment with a subsidiary of the Company pursuant to a similar subsidiary Bylaw provision), and if the Participant’s 65th birthday occurs during the Plan Year, determination of whether the performance measures have been met will be made at the end of the Plan Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant’s 65th birthday occurs.

4.
Payment of the awards shall be made in cash. Payments shall be made on the Payment Date unless the Participant has deferred, in whole or in part, the receipt of the award by making an election on the deferral form attached hereto, prior to the end of the Plan Year immediately preceding the Payment Date.

5.
In the event a Participant has elected to defer receipt of all or a portion of the award, the Utility Company shall set up an account in the Participant’s name. The amount of the Participant’s award to the extent deferred will be credited to the Participant's account on the Payment Date.

6.	The balance credited to an account of a Participant who has elected to defer receipt of an award will be an unsecured, unfunded obligation of the Utility Company.

7.
Interest shall accrue on the balance credited to a Participant's account from the date the balance is credited. The rate of interest shall be the Prime Rate plus 1 percentage point as reported on the last business day of the preceding year to be effective on January 1 of each new Plan Year.

8.	Interest shall be compounded and credited to the account monthly.

9.	A Participant may elect to defer any percentage, not to exceed l00, of an annual award.

10.	A Participant electing to defer any part of an award must elect one of the following dates for payment:

(1)	Payment Date next following termination of employment with the Utility Company or an affiliated company; or

(2)	Payment Date of the fifth year following the year in which the award may be made.

11.
A Participant may elect to receive the deferred amounts accumulated in the Participant's account in monthly installments, not to exceed 120. In the event the Participant elects to receive the amounts in the Participant's account in more than one installment, interest shall continue to accrue on the balance remaining in their account at the applicable rate or rates determined annually by the Committee.

12.
In the event of the death of a Participant in whose name a deferred account has been set up, the Utility Company shall, within six months thereafter, pay to the Participant's estate or the designated beneficiary the entire amount in the deferred account.

13.
In the event of a "Change in Control" then any award deferred by each Participant shall become immediately payable to the Participant. In the event the Participant files suit to collect a deferred award then all of the Participant's court costs, other expenses of litigation, and attorneys' fees shall be paid by the Utility Company in the event the Participant prevails upon any of the Participant's claims for payment.